Exhibit 99.1

NPS Pharmaceuticals Names Brian O’Callaghan as New Chief Commercial Officer

BEDMINSTER, N.J., Oct. 8 /PRNewswire-FirstCall/ — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the appointment of Brian O’Callaghan as senior vice president and chief commercial officer, effective October 15, 2007.

As a member of the NPS executive team, Mr. O’Callaghan will be responsible for managing the company’s marketing and corporate and business development activities, including the commercial development of NPS’s late-stage products and coordination of its joint-venture partnerships with other companies. He will report to Dr. Francois Nader, executive vice president and chief operating officer of NPS.

Mr. O’Callaghan joins NPS from Covance, a global clinical research organization, where he served as general manager of the cardiac safety and IVRS business units. Previously he was North American regional business unit head for infectious diseases and transplantation/immunology at Novartis, president of BioPartners GmbH, and held sales and marketing positions at Merck KGaA, Merck & Lipha Pharmaceuticals and Pfizer.

“Brian brings to NPS more than 15 years of experience in pharmaceutical sales, marketing, business development and general management,” said Dr. Nader. “We welcome his contributions to the commercialization of our late-stage product candidates PREOS(R) and GATTEX(TM) and to the success of our earlier-stage corporate collaborations.”

Mr. O’Callaghan has a master’s degree in business administration from Henley College and a marketing degree from Cork Regional College/Marketing Institute of Ireland.

About NPS

NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of September19, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended June 30, 2007.

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